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                           THE DEWOLFE COMPANIES, INC.


Exhibit  (11)   Statement Re: Computation of Per Share Earnings

                                           Three Months Ended             Nine Months Ended
                                             September 30,                   September 30,
                                          -------------------            ---------------------
                                          1996           1995            1996             1995
                                          ----           ----            ----             ----
Weighted Average
Shares Outstanding                     3,326,565       3,292,801       3,305,031       3,216,266


Net effect of dilutive stock
options-based on the treasury
stock method using the
period end market price if
higher than average market price         122,039         182,057         101,165         182,057
                                      ----------      ----------      ----------      ----------

Total                                  3,448,604       3,474,858       3,406,196       3,398,323
                                      ==========      ==========      ==========      ==========


Net Income                            $  338,000      $  161,000      $2,093,000      $  719,000
                                      ==========      ==========      ==========      ==========


Net Income Per Share                  $     0.10      $     0.05      $     0.61      $     0.21
                                      ==========      ==========      ==========      ==========